EXHIBIT G(2)

SUB-ADVISORY AGREEMENT

AMONG

POOLIT HORIZON FUND I, INC.,

POOLIT FUND MANAGEMENT, LLC.,

AND

MEKETA INVESTMENT GROUP, INC.

This Sub-Advisory Agreement (the “Agreement”) is made as of                       , 2022, by and among Poolit Horizon Fund I, Inc., a Maryland Corporation (the “Fund”), and Poolit Fund Management, LLC, a Delaware limited liability company (the “Adviser”), and Meketa Investment Group, Inc., a Delaware corporation (the “Sub-Adviser”).

WHEREAS, the Fund is a closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, each of the Adviser and the Sub-Adviser is an investment adviser that is registered under the Investment Advisers Act of 1940 (the “Advisers Act”);

WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund pursuant to the terms and conditions set forth in the Investment Advisory Agreement entered into by and between the Fund and the Adviser (the “Advisory Agreement”); and

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in furnishing investment advisory services to the Fund pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, each of the parties hereto hereby agree as follows:

1.	Duties of the Sub-Adviser

(a)	The Adviser hereby retains the Sub-Adviser to act as Sub-Adviser for and manage on a non-discretionary basis the Fund’s assets, and to provide investment advice to the Fund as hereinafter set forth, subject to the supervision and oversight of the Adviser and the Board of Directors of the Fund (the “Board”), for the period and upon the terms herein set forth, in accordance with (i) the investment objective, policies and restrictions that are set forth in the Fund’s registration statement on Form N-2 (File No. 811-23810) initially filed on July 1, 2022 (and as the same shall be amended from time to time, the “Registration Statement”); (ii) all other applicable federal and state laws, rules and regulations, and the Fund’s charter and by-laws as the same shall be amended from time to time; and (iii) the Investment Company Act.

(b)	Without limiting the generality of the foregoing, the Sub-Adviser shall, during the term and subject to the provisions of this Agreement: (i) source and perform due diligence on the Fund’s investments in the equity interests of alternative asset funds that pursue private equity strategies (“Underlying Funds”) and co-investment opportunities in private equity investments in underlying operating businesses sourced by third-party managers (“Underlying Fund Managers”) or managers of similar private equity funds (“Co-Investment Opportunities,” and together with the Fund’s investments in Underlying Funds, “Investment Interests”) with the Fund’s investment objective and strategies; (ii) assist the Adviser in structuring investments in Underlying Funds, where required; (iii) provide advice to the Adviser in connection with its construction of the Fund’s portfolio, specifically the mix and allocation of investments in Underlying Funds; (iv) monitor the valuations of the Fund’s investments in Underlying Funds, such valuations as provided by the Underlying Funds and reviewed by the Sub-Adviser; (v) provide quarterly reports to the Board with respect to the valuation and performance of the Fund’s portfolio investments in Underlying Funds, based on the information as provided by the Underlying Funds; (vi) as needed, communicate with the Adviser regarding the pipeline of prospective Underlying Funds; (vii) review quarterly the Fund’s investments in Underlying Funds with the Adviser; (viii) hold portfolio management meetings between the Sub-Adviser and the Fund to discuss potential opportunities; (ix) from time to time as it comes to the attention of the Sub-Adviser, refer potential secondary and/or co-investments in the Underlying Funds in which the Fund is invested; (x) advise the Adviser in selling interests in Underlying Funds in secondary or co-investment transactions; and (xi) assist the Adviser in evaluating tax implications with respect to any portfolio investments in Underlying Funds, including identifying for the Adviser’s consideration the appropriate vehicle in which the Fund will invest. The Adviser shall make available to the Sub-Adviser, or furnish the Sub-Adviser with, copies of the Fund’s Registration Statement, charter, by-laws, Advisory Agreement, and any other limitations or guidelines instituted by the Adviser with respect to the Fund, and any amendments thereto, in each case in the form currently in effect.

(c)	Unless otherwise instructed by the Adviser or the Board, the Sub-Adviser shall not have the power, discretion or responsibility to vote, either in person or by proxy, securities in which the Fund may be invested from time to time.

(d)	Unless otherwise instructed by the Adviser or the Board, the Sub-Adviser shall not have the power, discretion or responsibility to execute subscriptions or other documentation effecting investments in Investment Interests, or to place orders for other securities transactions on behalf of the Fund. Instead, the Adviser will exercise such discretion as to subscriptions, investments and other trading activity necessary to implement the Fund’s investment program. The Sub-Adviser will use its best efforts to cooperate with the Adviser in support of efforts to implement the Fund’s investment program.

(e)	Subject to the supervision of the Board, the Sub-Adviser is authorized to enter into trading agreements and execute any documents (e.g., ISDAs, control agreements, clearing agreements and other trading arrangements (each, a “Trading Agreement”) on behalf of the Fund, as applicable) and take any other actions required to make investments pursuant to the Registration Statement, which may include any market and/or industry standard documentation; provided that the Sub-Adviser shall obtain the prior written consent of the Adviser before entering into any Trading Agreement where the Fund is identified by name either in or on an exhibit to such Trading Agreement and that would be binding upon the Fund or any of its assets.

(f)	Subject to the supervision of the Board and without limiting the generality of the foregoing, the Sub-Adviser may, as permitted by rule, regulation or position of the staff of the Securities and Exchange Commission (the “SEC”), utilize the personnel of its affiliates including foreign affiliates in providing services under this Agreement (such personnel, the “Affiliated Personnel”), provided that (i) the Sub-Adviser remains solely responsible for the provision of services under this Agreement, (ii) the Sub-Adviser shall be responsible for all acts of any Affiliated Personnel taken in furtherance of this Agreement to the same extent it would be for its own acts, (iii) except to the extent as otherwise set forth in Section 2, the compensation and/or expenses of the Affiliated Personnel shall be paid by and/or be the sole responsibility of the Sub-Adviser, and the Adviser shall bear no direct cost or obligation with respect thereto beyond the payment of the Management Fee as described in this Agreement, (iv) the Affiliated Personnel shall be selected by the Sub-Adviser in good faith and with reasonable care, and be monitored by the Sub-Adviser and (v) upon reasonable request by the Adviser, the Sub-Adviser shall identify the Affiliated Personnel and the services they provide, and will update the Adviser when making any material changes to the Affiliated Personnel and the services they provide.

(g)	The Sub-Adviser hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(h)	The Sub-Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein or in any other agreement between the Sub-Adviser and the Fund and/or the Adviser, shall have no authority to act for or represent the Fund and/or the Adviser in any way or otherwise be deemed an agent of the Fund and/or the Adviser.

(i)	The Sub-Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Fund and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Fund’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Sub-Adviser agrees that all records that it maintains for the Fund are the property of the Fund and will surrender promptly to the Fund any such records upon the Fund’s request, provided that the Sub-Adviser may retain a copy of such records.

2.	Fund’s Responsibilities and Expenses Payable by the Fund

Except as otherwise provided herein, the Sub-Adviser shall pay all expenses incurred by it in connection with the performance of its activities under this Agreement, other than investment-related expenses of the Fund (including, but not limited to, the cost of securities, commodities and other investments purchased or sold for the Fund (including brokerage commissions and other fees or charges associated with transactions), transfer fees, registration costs, taxes, interest or any other expenses incurred by the Fund in connection with acquiring, holding or disposing of its investments, including any legal or third-party service fees incurred by the Sub-Adviser or the Fund in connection with securities held for the Fund). Except as otherwise provided in this Agreement or by law, the Sub-Adviser shall not be responsible for any other expenses incurred by or on behalf of the Fund in connection with its operation, including but not limited to (a) management fees payable to the Adviser under the Advisory Agreement; (b) management or other fees or expenses payable to any other sub-advisers retained by the Fund or the Adviser; (c) expenses incurred in connection with providing or arranging for the provision of the facilities and administrative services necessary for the Fund to operate; and (d) any fees, costs or expenses of the Fund’s operations specifically borne by the Fund pursuant to the Advisory Agreement.

3.	Compensation of the Sub-Adviser

(a)	The Adviser agrees to pay, and the Sub-Adviser agrees to accept, as compensation for the services provided by the Sub-Adviser hereunder, a management fee (the “Management Fee”) as hereinafter set forth. The Adviser shall make any payments due hereunder to the Sub-Adviser or to the Sub-Adviser’s designee as the Sub-Adviser may otherwise direct.

(b)	For services rendered under this Agreement, the Management Fee shall be calculated at an annual rate of 0.375% of the Fund’s gross assets at the end of the most recently completed calendar quarter and will be payable quarterly in arrears.

(c)	In any calendar quarter in which the Management Fee as calculated pursuant to Section 3(b) above would be less than $40,000, the Management Fee shall instead be a fixed amount equal to $40,000.

(d)	Notwithstanding anything to the contrary contained in this Agreement, each of the Fund, the Adviser and the Sub-Adviser acknowledge and agree that the provisions of this Section 3 shall be of no force and effect unless and until this Agreement has been approved by the vote of a majority of the Fund’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act (the “Approval Date”). For the avoidance of doubt, the Sub-Adviser shall receive no compensation with respect to services provided hereunder prior to the Approval Date.

4.	Covenants of the Sub-Adviser

(a)	Compliance with Law. The Sub-Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments, and in accordance with the Fund’s compliance policies and procedures adopted thereby pursuant to Rule 38a-1 under the Investment Company Act, and the Sub-Adviser’s own compliance policies and procedures adopted thereby pursuant to the Advisers Act (the “Compliance Policies”). The Sub-Adviser shall use commercially reasonable efforts to provide, within a reasonable time agreed upon by the parties, the Adviser, the Fund or the Board with such information and assurances (including certifications and sub-certifications) and with such assistance as the Adviser, the Fund or the Board may reasonably request from time to time in order to assist it in complying with applicable laws, rules, regulations and exemptive orders, including requirements in connection with the Adviser’s, the Sub-Adviser’s or the Board’s fulfillment of its responsibilities under Section 15(c) of the Investment Company Act (in such form and frequency as the Adviser and Sub-Adviser mutually agree). The Sub-Adviser shall use commercially reasonable efforts to provide the Adviser with any information the Adviser needs for the preparation and/or filing of periodic and other reports and filings required to maintain the registration and qualification of the Fund, or to meet other reporting, regulatory or tax requirements applicable to the Fund, under federal and state, and foreign securities, commodities and tax laws and other applicable laws.

(b)	Assistance with Public Filings. Upon reasonable request, the Sub-Adviser shall review draft shareholder commentary and similar information in reports to shareholders, registration statements, prospectuses or amendments or supplements thereto or portions thereof that relate to the Fund or the Sub-Adviser and other documents provided to the Sub-Adviser that relate to the Fund, provide comments on such drafts within a reasonable time agreed upon by the parties, and provide certifications or sub-certifications as to the accuracy of the information provided in writing by the Sub-Adviser and/or contained in such reports or other documents within a reasonable time agreed upon by the parties.

(c)	Notification of Error Events. The Sub-Adviser shall notify the Adviser and the Fund promptly upon detection of any (i) material error in connection with its management of the Fund, (ii) material breach of the Compliance Policies, (iii) material violation of any applicable law or regulation, including the Investment Company Act and Section 851(b)(3) of the Internal Revenue Code of 1986, as amended, or (iv) material violation of the Sub-Adviser’s own compliance policies and procedures, in each case that relates to the Fund (collectively, “Error Events”). The Sub-Adviser shall also notify the Adviser promptly upon detection of any material violations of its compliance policies and procedures that relate to its activities as an investment adviser generally, to the extent that such violation could be considered material to the Sub-Adviser’s advisory clients. In the event of detection of such an Error Event, the Sub-Adviser shall also provide, upon reasonable request and in a format agreed upon by the Fund, the Adviser and the Sub-Adviser, a memorandum to the Adviser and the Fund that sufficiently describes any such error and the steps to be taken to correct the error, the action to be taken to prevent future occurrences of such error or, alternatively, a statement that the Sub-Adviser has reviewed its relevant controls, and has determined those controls are reasonably designed to prevent additional such errors in the future (and, to the extent relevant, that such controls are reasonably designed to prevent violations of the federal securities laws). Notwithstanding Section 7 of this Agreement, the Sub-Adviser shall reimburse the Fund for direct costs, losses or damages actually incurred or resulting from the Error Events, if any.

(d)	Notification of Other Material Events. The Sub-Adviser shall promptly notify the Adviser and the Fund in writing of the occurrence of any of the following events: (i) any material breach of this Agreement; (ii) the Sub-Adviser becomes aware that it is or likely may become subject to any statutory disqualification pursuant to Section 9(b) of the Investment Company Act or otherwise that prevents the Sub-Adviser from serving as an investment adviser of an investment company registered under the Investment Company Act or performing its duties pursuant to this Agreement; (iii) the Sub-Adviser shall have been served or otherwise becomes aware of any action, suit, proceeding, inquiry or investigation applicable to it, at law or in equity, before or by any court, governmental, administrative or self-regulatory agency (A) involving the Sub-Adviser’s management of the Fund, (B) materially impacting the Sub-Adviser’s ability to perform its obligations hereunder, or (C) that is material to the Sub-Adviser’s business as it relates to its performance of its duties under this Agreement; (iv) any proposed or actual change in control or management of the Sub-Adviser; within the meaning of Rules 2a-6 and 202(a)(1)-1 under the Investment Company Act and Advisers Act, respectively; (v) any proposed assignment of this Agreement, as defined under the Investment Company Act; and (vi) any material adverse change in the Sub-Adviser’s business that may materially impair its ability to perform its duties pursuant to this Agreement. For purposes of this Section 4(d), a “material adverse change” includes, but is not limited to, a material loss of assets or accounts under management or the departure of senior investment professionals managing the Fund to the extent such professionals are not replaced promptly by professionals of comparable experience and quality, or material cybersecurity-related breaches or incidents that result in a potential material change in financial condition. The Sub-Adviser further agrees to notify the Adviser and the Fund promptly if it becomes aware that any statement regarding the Sub-Adviser contained in any registration statement or prospectus filed by the Fund, or any amendment or supplement thereto, becomes untrue or incomplete in any material respect.

(e)	Custody Arrangements. The Sub-Adviser shall on each business day provide the Adviser, the Fund and the Fund’s custodian such information as the Adviser, the Fund and the Fund’s custodian may reasonably request relating to all transactions and portfolio holdings of the Fund. If requested, the Sub-Adviser shall advise the Fund’s custodian and the Adviser on a prompt basis of any purchase or sale of a portfolio security specifying the name of the issuer, the description and amount of shares of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer and such other information as may reasonably be required. For purposes of this Section 4(e), communication via electronic means will be acceptable as agreed to in writing from time to time by the Adviser, the custodian or the accounting agent of the Fund.

(f)	Valuation Assistance. The Sub-Adviser will monitor the valuations of the Fund’s portfolio investments in Underlying Funds, such valuations as provided by the Underlying Funds and reviewed by the Sub-Adviser, and will provide quarterly reports to the Board with respect to the valuation and performance of the Fund’s portfolio investments in Underlying Funds. Such reports will be in a form and manner as agreed between the Adviser and Sub-Adviser.

(g)	Cooperation with Service Providers. The Sub-Adviser shall cooperate with and provide reasonable assistance to the Board, the Fund’s administrator, the Fund’s custodian and any foreign custodians, the Fund’s transfer agent and pricing agents and all other agents and representatives of the Fund and the Adviser, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Fund, provide timely responses to reasonable requests made by such persons and maintain any appropriate interfaces with each, as reasonably requested, so as to promote the efficient exchange of information.

(h)	Provision of Portfolio Information. From time to time as the Adviser or the Fund may reasonably request, the Sub-Adviser will furnish the requesting party information and reports, in a timely manner, on portfolio transactions of the Fund, all in such detail, form and frequency as the Adviser or the Fund may reasonably request and as agreed upon by both parties.

5.	Limitations on the Employment of the Sub-Adviser

The services of the Sub-Adviser to the Adviser and the Fund are not exclusive, and the Sub-Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund, so long as its services to the Fund hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Sub-Adviser or its affiliates to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Fund’s portfolio companies, subject to applicable law). The Sub-Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Fund are or may become interested in the Sub-Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Sub-Adviser and directors, officers, employees, partners, stockholders, members and managers of the Sub-Adviser and its affiliates are or may become similarly interested in the Fund as stockholders or otherwise.

6.	Responsibility of Dual Directors, Officers and/or Employees

If any person who is a manager, partner, officer or employee of the Sub-Adviser or its affiliates is or becomes a director, officer and/or employee of the Fund and acts as such in any business of the Fund, then such manager, partner, officer and/or employee of the Sub-Adviser or its affiliates shall be deemed to be acting in such capacity solely for the Fund, and not as a manager, partner, officer or employee of the Sub-Adviser or its affiliates or under the control or direction of the Sub-Adviser, even if paid by the Sub-Adviser or an affiliate thereof.

7.	Limitation of Liability of the Sub-Adviser; Indemnification

The Sub-Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) shall not be liable to the Fund for any action taken or omitted to be taken by the Sub-Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Fund shall indemnify, defend and protect the Sub-Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Sub-Adviser, including without limitation its general partner or managing member, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Sub-Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. Notwithstanding the preceding sentence of this Section 7 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser’s duties or by reason of the reckless disregard of the Sub-Adviser’s duties and obligations under this Agreement (as the same shall be determined by a final decision of a court of competent jurisdiction). The Fund may from time to time pay to one or more Indemnified Parties expenses in advance of the final disposition of any action, suit, investigation or other proceeding to which such Indemnified Parties are subject, but only upon receipt of an undertaking by or on behalf of the Sub-Adviser to repay amounts so paid to the Fund if it is ultimately determined that indemnification of such expense is not authorized under this Section.

8.	Use of Name

No right, express or implied, is granted by this Agreement to either party to use in any manner the name of the other or any other trade name or trademark of the other or its affiliates in connection with the performance of this Agreement, except that (a) either party may use the name, trade name or trademark of the other party as required by law or regulation and in disclosure required by law or regulation and (b) either party may receive the prior written consent of the other party to use the name, trade name or trademark of the other party in the limited instance set out in such written consent.

9.	Effectiveness, Duration and Termination of Agreement

(a)	This Agreement shall become effective as of the first date above written. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, (i) by the Adviser, (ii) by the vote of a majority of the outstanding voting securities of the Fund, (iii) by the vote of the Fund’s directors, or (iii) by the Sub-Adviser. The provisions of Section 7 of this Agreement shall remain in full force and effect, and the Sub-Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Sub-Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration, and Section 7 shall continue in force and effect and apply to the Sub-Adviser and its representatives as and to the extent applicable.

(b)	This Agreement shall continue in effect for two years from the date hereof, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund and (B) the vote of a majority of the Fund’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(c)	This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

10.	Notices

Any notice under this Agreement shall be given in writing, addressed and delivered, mailed, postage prepaid, or delivered by electronic address to the other party at the below address, or to such other addresses as the parties may designate in writing:

If to the Sub-Adviser:

Meketa Investment Group, Inc.

80 University Ave.,

Westwood, MA 02090

Attn: Margret Duvall & Meketa Legal Department

E-mail: mduvall@meketa.com

With a copy, which shall not be deemed notice, to:

Email: efries@sidley.com

If to the Fund or the Adviser:

Poolit Fund Management, LLC

429 Lenox Avenue

Miami, FL 33139

Attn: James Leo

E-mail: James@thepoolit.com

11.	Amendments

This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the Investment Company Act.

12.	Entire Agreement; Governing Law

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of Delaware applicable to contracts formed and to be performed entirely within the State of Delaware, without regard to conflict of laws principles, and in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

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* * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

POOLIT FUND MANAGEMENT, LLC by its Managing Member, POOLIT, INC.

By:
Name: Dakotah Rive
Title: Chief Executive Officer

POOLIT HORIZON FUND I, INC.

By:
Name: Nicholas Gomez
Title: Secretary and Chief Investment Officer

MEKETA INVESTMENT GROUP, INC.

By:
Name: Stephen P. McCourt
Title: Co-Chief Executive Officer